Exhibit 10.39

Edward Russ

Dear Ted,

We are pleased to present the following offer of employment. This letter will summarize and confirm the details of our offer to you of continued employment by Lighting Science Group Corporation (the “Company”), and will replace the prior letter agreement you entered into with the Company on December 28, 2009.

Effective Date. This letter will become effective on February 10, 2011.

Position, Responsibilities & Duties Your job title will be Chief Business Development Officer. You will initially report to the Chief Executive Officer. Your responsibilities and duties will be as the Chief Executive Officer may specify. You are expected to devote your full time professional efforts to the fulfillment of your responsibilities and duties.

Base Compensation Your monthly salary will be sixteen thousand six hundred and sixty six United States dollars and sixty six cents (US$16,666.66) (annualized, $200,000), less standard payroll deductions and all required withholdings, and will be paid in accordance with the Company’s payroll policies.

Car Allowance: The Company shall pay you or reimburse you a car allowance of six hundred (US$600.00) per month. The car allowance shall cease immediately upon the termination of your employment by the Company.

Performance Bonus: You will be eligible to participate in the Company’s performance bonus plan(s) up to a percentage of your base salary per fiscal year determined by the Company, based on a combination of company performance and personal achievements as determined by your manager each fiscal year.

Long Term Incentive Plan: You will be eligible to participate in the Company’s long term incentive plan.

Benefits: The Company currently offers a suite of benefits for you and your qualified dependents including medical, dental, vision and life insurance options, subject to the terms and conditions of each program. Additionally, you are eligible for paid sick time off and paid holidays to be taken in accordance with the Company’s policies. You will initially be eligible to accrue twenty (20) days of paid vacation per year of employment in accordance with the Company’s vacation policies. Additional details regarding benefits will be provided from Human Resources. The Company’s retains the right to modify, amend or terminate its employee benefit plans and programs at any time.

Required Documentation: To comply with the government-mandated confirmation of employment eligibility you may be required to complete an I-9 Employment Eligibility Verification form.

At Will Employment: Please understand the Company is an employment-at-will company. This means that you or the Company may terminate your employment at any time, for any reason or for no reason, with or without notice. Accordingly, this letter is not a contract or commitment for continued employment. The Company also reserves the right to amend its benefits, plans or programs at any time.

Lighting Science Group Corporation — www.lsgc.com

California 11390 Sunrise Gold Circle, Suite 800 North America Rancho Cordova, CA 95742 Australia v 916.852.1719 f 916.852.1740	Florida 1227 S. Patrick Drive, BLDG. 2A Asia Satellite Beach, Florida 32937 Europe v 321.779.5520 f 321.779.5521

Severance. If your employment by the Company is terminated for “Cause”, you will not be entitled to severance pay and your options will immediately be forfeited and terminate. If your employment is terminated for other than Cause or if you resign for Good Reason, you will be entitled to a severance payment equal to twelve (12) months of your base pay, payable in equal installments over twelve (12) months in accordance with the Company’s payroll practices, provided that the payments due within the first sixty (60) days after termination shall be accrued and paid on the sixtieth (60th) day following your termination. The severance benefit described in this paragraph is conditioned upon your executing and returning within 45 days immediately after your termination (and not revoking) a valid waiver and release of all claims that you may have against the Company, in a form provided by the Company.

“Cause” means your: (a) misrepresentation of your education or work experience or any matter upon which the Company relied in considering and offering you employment; (b) willful breach of your employment obligations, which, if curable, you fail to cure within thirty (30) days after receipt of a written notice of such breach; (c) gross negligence or recklessness in the performance or intentional non-performance of your material duties to the Company; (d) commission of a felony or a crime of moral turpitude; (e) commission of a material act of deceit, fraud, perjury or embezzlement that involves or directly or indirectly causes harm to the Company or any of its affiliates; or (f) repeatedly (i.e., on more than one occasion) being under the influence of drugs or alcohol (other than over-the-counter or prescription medicine or other medically-related drugs to the extent they are taken in accordance with their directions or under the supervision of a physician) during the performance of your duties for the Company, or, while under the influence of such drugs or alcohol, engaging in grossly inappropriate conduct during the performance of your duties for the Company.

“Good Reason” means the occurrence, without your prior written consent, of any of the following events: (a) any material breach by the Company of its obligations under this Agreement; (b) a reduction in your base salary (other than a reduction made in connection with an across-the-board proportionate reduction in the base salaries of all employees of the Company with a position of director or above that is no more than 10% of base salary); (c) a material reduction by the Company in the kind or level of employee benefits to which you are entitled immediately prior to such reduction (other than a reduction generally applicable to all executive level employees of the Company that, in combination with any reduction in base salary, does not reduce your total compensation by more than 10%); or (d) a material reduction by the Company of your duties and level of responsibilities; provided, that any such event described in (a) through (d) above will not constitute Good Reason unless you deliver to the Company a written notice of termination for Good Reason within ninety (90) days after you first learn of the existence of the circumstances giving rise to Good Reason, and within thirty (30) days following the delivery of such notice the Company has failed to cure the circumstances giving rise to Good Reason.

Change in Control. If, within two (2) years after a Change in Control, your employment is terminated by the Company or its successor without Cause or you resign for Good Reason, then, in lieu of the severance benefit set forth above, you will be entitled to a severance payment equal to twenty-four (24) months of your base pay, payable in equal installments over twenty-four (24) months in accordance with the Company’s payroll practices: provided that the payments due within the first sixty (60) days after your termination shall be accrued and paid on the sixtieth (60th ) day following termination. The severance benefit described in this paragraph is conditioned upon your executing and returning within 45 days immediately after your termination (and not revoking) a valid waiver and release of all claims that you may have against the Company, in a form provided by the Company.

“Change in Control” will have the meaning given to such term in the Lighting Science Group Corporation Amended and Restated Equity-Based Compensation Plan, or any successor thereto.

Lighting Science Group Corporation — www.lsgc.com

California 11390 Sunrise Gold Circle, Suite 800 North America Rancho Cordova, CA 95742 Australia v 916.852.1719 f 916.852.1740	Florida 1227 S. Patrick Drive, BLDG. 2A Asia Satellite Beach, Florida 32937 Europe v 321.779.5520 f 321.779.5521

Resignation Notice. In the event you elect to discontinue your employment by the Company, you shall give the Company notice of at least four (4) weeks. The Company may elect to shorten or waive the four (4) week period. During such notice period, your salary and benefits in effect at the time of such notice shall remain in effect. Notwithstanding the foregoing, the Company retains the option of terminating your employment upon such notice or before the end of the notice period. If you elect to discontinue your employment by the Company and even if the Company terminates your employment prior to the end of the notice period, you will not be eligible for a severance payment.

Additional Terms & Conditions of Employment. You will be required to comply with the additional terms and conditions of employment attached hereto as Exhibit A concerning, among other things, confidentiality, assignment of inventions and works of authorship, non-competition, and non-recruitment.

Application of Section 409A. Each payment under this agreement is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or in compliance with Section 409A, and the provisions of this letter will be administered, interpreted and construed accordingly. Without limiting the generality of the foregoing, the term “termination” of employment or any similar term used herein will be interpreted to mean “separation from service” within the meaning of Section 409A to the extent necessary to comply with Section 409A. In addition, notwithstanding any provision of this letter to the contrary, any payment that is subject to the six-month delay under Section 409A(a)(2)(B) of the Internal Revenue Code for a “specified employee”, if applicable, shall not be paid or commence until the earliest of: (i) the first day of the seventh month after your date of termination, (ii) the date of your death, or (iii) such earlier date as complies with the requirements of Section 409A. Each payment hereunder subject to Section 409A shall be considered a separate payment for purposes thereof.

If you wish to accept continued employment under the terms described above, please sign and date this letter and exhibit and return to me.

By signing this letter, you acknowledge that this offer letter supersedes any other offer, agreement or promises made by anyone, specifically concerning the offer of employment by the Company, and this letter comprises the complete agreement between you and the Company concerning the offer of employment by the Company.

If you have any questions regarding this offer, please do not hesitate to contact me. Questions concerning the Company’s benefit plans may be directed to Bruce Krangel.

I look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely yours,

/s/ Richard Weinberg
Richard Weinberg
Interim Chief Executive Officer

*********************

Lighting Science Group Corporation — www.lsgc.com

California 11390 Sunrise Gold Circle, Suite 800 North America Rancho Cordova, CA 95742 Australia v 916.852.1719 f 916.852.1740	Florida 1227 S. Patrick Drive, BLDG. 2A Asia Satellite Beach, Florida 32937 Europe v 321.779.5520 f 321.779.5521

I understand and accept the conditions of this letter and attachments. My acceptance also represents that I am not bound by any other agreements that would prohibit me from fulfilling the roles and responsibilities of Chief Business Development Officer with Lighting Science Group Corporation. I understand that my employment is subject to and contingent upon my execution of the agreement attached to this letter as Exhibit A.

AGREED TO AND ACCEPTED BY:

/s/ Edward Russ
Signed: Edward Russ

3/7/2011
Date

Lighting Science Group Corporation — www.lsgc.com

California 11390 Sunrise Gold Circle, Suite 800 North America Rancho Cordova, CA 95742 Australia v 916.852.1719 f 916.852.1740	Florida 1227 S. Patrick Drive, BLDG. 2A Asia Satellite Beach, Florida 32937 Europe v 321.779.5520 f 321.779.5521

EXHIBIT A

Employment Terms & Conditions

Employee: Edward Russ

As a condition of “Employee” identified above being employed by Lighting Science Group Corporation and/or any of its subsidiaries, affiliates (including TriNet), successors or assigns (collectively “LSG”) and in consideration of Employee’s employment by LSG and the receipt of compensation now and hereafter paid to Employee by LSG, Employee acknowledges and agrees to these Employment Terms & Conditions (these “Terms & Conditions”).

1. Application. Employee agrees to read and comply with these Terms and Conditions.

2. Other Terms & Conditions. These Terms & Conditions supplement any provisions in any offer of employment letter addressed to Employee, formal written employment agreement between Employee and LSG, and any and all LSG company policies. These Terms & Conditions do not supersede any conflicting term in any offer of employment letter addressed to Employee, formal written employment agreement between Employee and LSG, or LSG company policies.

3. At-Will Employment. Employee acknowledges and agrees that Employee’s employment by LSG is for an unspecified duration and constitutes “at-will employment.” Employee acknowledges that there is no agreement, express or implied, between Employee and LSG for any specific period of employment, nor for continuing or long-term employment. LSG and Employee each have the right to terminate Employee’s employment at any time, with or without cause, for any reason or no reason, and with or without following any particular policy or procedure.

4. Confidential Information. In connection with Employee’s employment by LSG, LSG will disclose to Employee “Confidential Information.”

a. Definition. Confidential Information includes, but is not limited to, information relating to the intellectual property and business practices of LSG whether or not reduced to writing or other tangible medium of expression, whether or not patented, patentable, capable of trade secret protection, or protected by copyright. Confidential Information also includes comparable information that LSG may receive or has received from others who do business with LSG. Intellectual property includes, but is not limited to, information relating to research and development, inventions, discoveries, improvements, methods and processes, know-how, compositions, works, concepts, designs, ideas, prototypes, models, samples, writings, notes, and patent applications. Business practices includes, but is not limited to, information relating to intellectual property, business plans, financial information, products, services, manufacturing processes and methods, costs, sources of supply, marketing plans, advertising plans, customer lists, sales, profits, pricing methods, personnel, and business relationships.

b. Exceptions. Confidential Information does not include information that was already known to Employee prior to Employee’s contact with LSG as established by written records, information which becomes generally available to the public other than as a result of a breach of these Terms & Conditions, or information which is furnished to Employee by a third party who is lawfully in possession of such information and who lawfully conveys that information.

Lighting Science Group Corporation — www.lsgc.com

California 11390 Sunrise Gold Circle, Suite 800 Rancho Cordova, CA 95742 North America v 916.852.1719 Australia f 916.852.1740	Florida 1227 S. Patrick Drive, BLDG. 2A Satellite Beach, Florida 32937 Asia v 321.779.5520 Europe f 321.779.5521

c. Restrictions. During and after employment with LSG (regardless of whether Employee or LSG terminates the employment relationship and regardless of the reasons for the termination), Employee shall protect the Confidential Information of LSG and Employee shall not, except in the normal and proper course of performing their employment duties and responsibilities: (i) use, (ii) disclose, (iii) copy or (iv) allow access to Confidential Information of LSG without the prior written approval of an officer of LSG. Employee acknowledges and agrees that this obligation with regard to the Confidential Information of LSG herein shall continue until such time as one of the exceptions identified hereinabove applies to the subject matter in question.

d. No Waiver of Other Protections. The restrictions set forth in this Section 4 are in addition to, not in lieu of, any protections afforded to trade secrets, confidential information or proprietary information under any common law or statute, and nothing in this Section will be deemed to waive or limit LSG’s rights or remedies under any such law or statute.

5. Return of Property. Upon the completion or termination of Employee’s employment (regardless of whether Employee or LSG terminates the employment relationship and regardless of the reasons for the termination), or at any other time when requested, Employee (a) shall promptly return all property of LSG, including but not limited to all Confidential Information and all copies thereof, and all of LSG’s equipment, and (b) shall immediately notify LSG if any electronic copies of LSG documents, including but not limited to Confidential Information, are contained on or within a computer, PDA, email account, or other electronic storage media owned by Employee, and further, will take all steps requested by LSG to permanently delete or destroy such copies and verify that the copies have been deleted or destroyed in a manner acceptable to LSG.

6. Ownership Of Developments. All intellectual property conceived, made, created, developed or reduced to practice (whether alone or with others, whether or not during normal business hours and whether or not on the premises of one of the parties) by Employee in the course of Employee’s employment or that results from, or is suggested by, work done in the course of Employee’s employment shall be the property of LSG. Such intellectual property shall be referred to hereinafter as subject intellectual property. Subject intellectual property shall be considered Confidential Information.

7. Disclosure Of Subject Intellectual Property. Employee shall maintain throughout the term of Employee’s employment up-to-date records of, and promptly and fully disclose to LSG, all subject intellectual property developed by Employee.

8. Assignment. Employee hereby assigns and agrees to assign to LSG, or its designee, full right, title and interest in and to all subject intellectual property. Employee agrees that, during the term of these Terms & Conditions and subsequent to the completion or termination of these Terms & Conditions, Employee will, at LSG’s request and expense, execute all applications for United States and foreign patents, trademarks, copyrights, or other rights, and will otherwise provide assistance (including but not limited to the execution and delivery of instruments of further assurance or confirmation) to assign subject intellectual property to LSG and to permit LSG to enforce any patents, trademarks, copyrights, or other rights in and to subject intellectual property. Employee agrees not to file any patent, trademark, or copyright applications relating to subject intellectual property. All copyrightable works that Employee creates shall be considered “works made for hire” as defined by the copyright laws of the United States.

9. Third Party Confidential Information Warranty. Employee represents and warrants that Employee has not and will not disclose to LSG any confidential or proprietary information belonging to a third party (including but not limited to prior employers) unless written authorization from the third party is first obtained in form and substance satisfactory to LSG.

Lighting Science Group Corporation — www.lsgc.com

California 11390 Sunrise Gold Circle, Suite 800 Rancho Cordova, CA 95742 North America v 916.852.1719 Australia f 916.852.1740	Florida 1227 S. Patrick Drive, BLDG. 2A Satellite Beach, Florida 32937 Asia v 321.779.5520 Europe f 321.779.5521

10. Public Speaking. If Employee is requested by a third party or Employee initiates any opportunity to speak publicly concerning LSG, Employee’s work, the LED lighting industry, or any other topic that relates to the business of LSG, Employee shall obtain the prior written consent of the Chief Executive Officer before such public speaking event.

11. Proper Use Of LSG Equipment. LSG’s computers, messaging devices such as the BlackBerry, telephones, cellular telephones, smart cellular telephones, cellular data cards, and computer and telephone networks (collectively “LSG’s Equipment”) are to be used to conduct the business of LSG. Incidental personal use of LSG’s Equipment is permitted as long as such personal use is not illegal, does not interfere with the conduct of LSG’s business or Employee’s driving or other standard of care to others, is not discriminatory, harassing, offensive or unprofessional, does not include visiting discriminatory or offensive Internet sites, does not include posting personal opinions on Internet sites, and does not otherwise violate any policy or directive of LSG. Employee shall promptly return upon the conclusion or termination of Employee’s employment, or at any other time when requested, LSG’s Equipment without altering, deleting, scrubbing or destroying any information or data contained on LSG’s Equipment.

12. No Expectation Of Privacy. Employee acknowledges that in connection with using LSG’s Equipment, Employee has no expectation of privacy and Employee specifically consents that LSG may monitor, search, view, print, disclose and otherwise do as it pleases with any information stored or transmitted using LSG’s Equipment, for any reason or no reason. Permitted incidental personal use of LSG equipment shall not create any expectation of privacy for Employee and shall not in any way limit Employee’s specific consent to LSG monitoring, searching, viewing, printing or disclosing or otherwise doing as it pleases with information stored or transmitted using LSG’s Equipment.

13. LSG Policies. Employee acknowledges that LSG has issued a number of policies and that from time to time LSG may issue further policies or revised policies and that such policies may be posted and/or distributed in hard copy form, may be distributed by e-mail, may be available on LSG’s intranet site, or may be available on the TriNet Internet site. Employee agrees to carefully review and comply with such policies, whether or not any such policy has been delivered personally to Employee, and understands that Employee’s compliance with LSG’s policies is a condition of employment.

14. Conflicts Of Interest. Employee acknowledges that it is the policy of LSG to conduct its affairs in compliance with the law and to adhere to the highest principles of business ethics. Employee agrees to avoid activities which are in conflict, or give the appearance of being in conflict, with these principles. Activities considered to be a violation of LSG’s conflict of interest principles include, but are not limited to:

a. outside of the normal and proper course of performing Employee’s duties and responsibilities for LSG, revealing Confidential Information to outsiders or misusing Confidential Information, whether or not for personal gain and whether or not harm to LSG is intended;

b. accepting or offering substantial gifts, excessive entertainment, favors or payments, without prior written consent of the Chief Executive Officer of LSG;

c. without disclosure to and approval of Employee’s supervisor, initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement;

Lighting Science Group Corporation — www.lsgc.com

California 11390 Sunrise Gold Circle, Suite 800 Rancho Cordova, CA 95742 North America v 916.852.1719 Australia f 916.852.1740	Florida 1227 S. Patrick Drive, BLDG. 2A Satellite Beach, Florida 32937 Asia v 321.779.5520 Europe f 321.779.5521

d. initiating or approving any form of personal, social, racial, sexual or any type of harassment or discrimination of employees;

e. investing in a company that is a customer or supplier of LSG (except ownership of one percent (1%) or less of the equity securities of any publicly traded company);

f. borrowing from or lending to any customer or supplier of LSG;

g. making any agreement with a third party concerning a payment (such as the payment of a reward, rebate, incentive, commission, or finder’s fee) to facilitate or reward a sale, unless such agreement has been specifically approved in writing by the General Counsel of LSG;

h. engaging in any conduct which is not in the best interest of LSG; and/or,

i. entering into or negotiating any unlawful agreement on behalf of LSG.

15. Conflicting Employment. During the term of Employee’s employment with LSG, Employee shall not directly or indirectly act as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer or director or in any other individual or representative capacity engage or participate in any business activity that detracts from Employee’s ability to meet Employee’s duties and responsibilities as an employee of LSG.

16. Non-Competition.

a. Definitions.

i. “Competitor” means any entity engaged in the research, development, manufacture, or sale of LED lighting devices, including but not limited to, LED lighting components, LED retrofit lamps, LED luminaires, LED fixtures and/or LED lighting systems.

ii. “Competition” means and includes, but is not limited to: (A) employment by, contract services for, or consulting for any Competitor of LSG; and/or, (B) any direct or indirect, sole or joint, ownership, management, operation, or control of or investment in (except ownership of one percent (1%) or less of the equity securities of any publicly traded company) a Competitor of LSG.

iii. URestricted Area” means, because LSG is engaged in business throughout the United States and Employee has responsibility for and/or will perform services for or regarding LSG throughout the United States, the United States, and every country in which LSG conducts business during Employee’s employment with LSG and for or regarding which Employee had responsibilities or performed services.

b. During Employment. During Employee’s employment by LSG, Employee shall not establish any business or engage in any acts that are or will be in Competition with LSG in the Restricted Area.

Lighting Science Group Corporation — www.lsgc.com

California 11390 Sunrise Gold Circle, Suite 800 Rancho Cordova, CA 95742 North America v 916.852.1719 Australia f 916.852.1740	Florida 1227 S. Patrick Drive, BLDG. 2A Satellite Beach, Florida 32937 Asia v 321.779.5520 Europe f 321.779.5521

c. After Employment. After Employee’s employment with LSG concludes or is terminated (regardless of whether Employee or LSG terminates the employment relationship and regardless of the reasons for the termination), LSG shall have the option to preclude Employee from being in, or entering into, Competition with LSG for up to (1) year, anywhere within the Restricted Area as follows:

i. If Employee resigns or indicates that Employee intends to resign from employment by LSG, within (10) days of Employee informing LSG in writing of Employee’s resignation or intention to resign, LSG shall notify Employee in writing (A) whether it will exercise its option to preclude Employee from being in, or entering into, Competition with LSG in the Restricted Area and, (B) if LSG is going to exercise its option to preclude Employee from being in, or entering into, Competition with LSG in the Restricted Area, for how long, such period to be not less than three (3) months and not longer than one (1) year.

ii. If Employee’s employment is terminated by LSG, upon LSG giving Employee notice of termination, LSG shall notify Employee in writing of whether it will exercise its option to preclude Employee from being in, or entering into, Competition with LSG in the Restricted Area and, if LSG is going to exercise its option to preclude Employee from being in, or entering into, Competition with LSG in the Restricted Area, for how long, such period to be not less than three (3) months and not longer than one (1) year.

iii. Except as provided herein with respect to termination of employment following a “Change in Control” (as that term is defined in the Lighting Science Group Corporation Amended and Restated Equity-Based Compensation Plan, or any successor thereto), if LSG exercises its option to preclude Employee from being in, or entering into, Competition with LSG and/or soliciting pursuant to Section 17, below, then LSG shall pay Employee an amount equal to Employee’s monthly base salary in effect at the time Employee’s employment with LSG concludes or is terminated for each month of the period Employee is precluded from being in, or entering into, Competition with LSG in the Restricted Area, in equal installments in accordance with the LSG’s payroll practices, provided that such payments shall be offset by the amount of any severance payments for such period payable to Employee under any agreement with the Company. If Employee’s employment is terminated by LSG or its successor without “Cause” or Employee resigns for “Good Reason” (as those terms are defined in that certain letter agreement between Employee and the Company dated February 10, 2011) within two (2) years immediately following a Change in Control, if LSG exercises its option to preclude Employee from being in, or entering into, Competition with LSG, then in lieu of the forgoing LSG shall pay Employee an amount equal to one-half of Employee’s monthly base salary in effect at the time Employee’s employment with LSG concludes or is terminated for each month of the period Employee is precluded from being in, or entering into, Competition with LSG in the Restricted Area, in equal installments in accordance with the LSG’s payroll practices, and such payments shall be in addition to any severance payments for such period payable to Employee under any agreement with the Company. Employee shall forfeit any right to unpaid amounts under this subsection if Employee does not execute and return within 45 days immediately after Employee’s termination (and not revoke) a valid waiver and release of all claims that Employee may have against the Company, in a form provided by the Company.

17. Non-Solicitation. During the term of Employee’s employment and during the period set forth in Section 16.c, above (regardless of whether Employee or LSG terminates the employment relationship and regardless of the reasons for the termination), Employee shall not directly or indirectly, solicit or attempt to solicit. from any of LSG’s customers, customer prospects, vendors, suppliers, and/or consultants, any business competitive with the research, development, manufacture, or sale of LED lighting devices, including but not limited to, LED lighting components, LED retrofit lamps, LED luminaires, LED fixtures and/or LED lighting systems,

Lighting Science Group Corporation — www.lsgc.com

California 11390 Sunrise Gold Circle, Suite 800 Rancho Cordova, CA 95742 North America v 916.852.1719 Australia f 916.852.1740	Florida 1227 S. Patrick Drive, BLDG. 2A Satellite Beach, Florida 32937 Asia v 321.779.5520 Europe f 321.779.5521

and Employee shall not otherwise attempt to persuade any of LSG’s customers, customer prospects, vendors, suppliers and/or consultants to end or reduce the amount of the business they conduct with LSG. This provision is limited to LSG customers, customer prospects, vendors, suppliers, and consultant who or which Employee did business with during Employee’s employment with LSG, Employee learned of during or as result of Employee’s employment with LSG or about or regarding whom or which Employee received Confidential Information.

18. No Recruiting. During the term of Employee’s employment and for six (6) months after the end of Employee’s employment by LSG, Employee shall not assist anyone else to hire any employee, consultant, or temporary employee of LSG or seek to persuade any employee, consultant, or temporary employee of LSG to discontinue employment or to become employed in any business which is directly or indirectly in competition with LSG’s business, nor seek to persuade any third party to discontinue a relationship with LSG.

19. Termination. Employee shall be considered terminated for the purposes of these Terms & Conditions if Employee ceases to be an employee of LSG for any reason whatsoever, such as by Employee’s resignation, dismissal, disability, or leave of absence (and Employee does not return at the end thereof or if Employee notifies LSG that Employee does not intend to return).

20. Equitable Relief. Employee acknowledges that were Employee to breach any provision of these Terms & Conditions, the harm to LSG would be irreparable. Employee therefore agree that in the event of such a breach or threat of such a breach, LSG shall be, in addition to any other remedies available to it, entitled to preliminary injunctive relief against any such breach or threat of such breach.

21. Waiver Of Breach. A breach of any provision of these Terms & Conditions may only be waived in writing and the waiver of such breach shall not operate or be construed as a waiver of any subsequent breach.

22. Headings. Headings in these Terms & Conditions are for the purpose of convenience only. They are not intended to be a material part of these Terms & Conditions, and in the event of any conflict between the heading and the text, the text shall govern.

23. Severability. If any provision of these Terms & Conditions should, for any reason, be held invalid or unenforceable in any respect, the remainder of these Terms & Conditions shall be enforced to the full extent permitted by law. A court of competent jurisdiction is hereby empowered to modify any invalid or unenforceable provision to make it valid and enforceable, and if the court declines to modify the provision, the court may sever the portions of the provision determined to be invalid or unenforceable and enforce the remainder of the provision.

24. Waiver Of Jury Trial. The parties hereby agree to waive their respective rights to a jury trial of any claim or cause of action related to or arising out of these Terms & Conditions. The scope of the waiver is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter herein, including without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. The parties each acknowledge that the waiver is a material inducement for each party to enter into the employer- employee relationship, that each party has already relied on the waiver in entering into these Terms & Conditions and that each will continue to rely on the waiver in their related future dealings. Each party further warrants and represents that each has had the opportunity to have its legal counsel review the waiver. The waiver is irrevocable, meaning that it may not be modified either orally or in writing, and the waiver shall apply to any subsequent amendments, renewals, supplements or modifications to these Terms & Conditions. In the event of litigation, these Terms & Conditions may be filed as written consent to a trial by court.

Lighting Science Group Corporation — www.lsgc.com

California 11390 Sunrise Gold Circle, Suite 800 Rancho Cordova, CA 95742 North America v 916.852.1719 Australia f 916.852.1740	Florida 1227 S. Patrick Drive, BLDG. 2A Satellite Beach, Florida 32937 Asia v 321.779.5520 Europe f 321.779.5521

25. Dispute Resolution.

a. If Employee is (i) based in the United States other than in California, (ii) works primarily in the United States other than in California, or (iii) is domiciled in the United States other than in California, then the exclusive forum for any legal action relating to any dispute concerning these Terms & Conditions, a breach of these Terms & Conditions, or Employee’s employment by LSG, will be the federal and state courts located in Florida, U.S.A and Employee and LSG irrevocably consent and agree to consent to personal jurisdiction and venue in each such court.

b. If Employee is (i) based in California, U.S.A, (ii) works primarily in LSG’s office in California, U.S.A, or (iii) is domiciled in California, U.S.A., then any dispute concerning these Terms & Conditions, a breach of these Terms & Conditions, or Employee’s employment by LSG shall be finally settled by arbitration in accordance with the rules of the American Arbitration Association. Such arbitration proceeding shall take place in Sacramento, California, USA in the English language, before a single arbitrator. LSG and Employee consent and agree to consent to the jurisdiction of the arbitrator. The arbitrator shall have authority to award all relief allowed by law. The arbitrator shall issue a written, well reasoned decision and any decision and/or award by the arbitrator shall be final and binding upon the parties, and neither party shall call upon a court of law or any other authority in an attempt to invalidate, amend or review the arbitral award. Notwithstanding the foregoing requirement to arbitrate disputes, LSG may seek and obtain temporary and/or preliminary injunctive relief from a competent court in case of a material breach or imminent material breach of these Terms & Conditions and may seek and obtain from a court of competent jurisdiction an order to confirm and/or to enforce an arbitration decision, ruling, and/or award. LSG shall pay arbitration costs.

c. If Employee is (i) based outside of the United States, (ii) works primarily outside of the United States, or (iii) is domiciled outside of the United States, then, to the extent permitted by applicable law, any dispute concerning these Terms & Conditions, a breach of these Terms & Conditions, or Employee’s employment by LSG shall be finally settled by arbitration in accordance with the rules of the International Chamber of Commerce. Such arbitration proceeding shall take place in Amsterdam, The Netherlands, in the English language, before a single arbitrator. LSG and Employee consent and agree to consent to the jurisdiction of the arbitrator. The arbitrator shall have authority to award all relief allowed by law. The arbitrator shall issue a written, well reasoned decision and any decision and/or award by the arbitrator shall be final and binding upon the parties, and neither party shall call upon a court of law or any other authority in an attempt to invalidate, amend or review the arbitral award. Notwithstanding the foregoing requirement to arbitrate disputes, LSG may seek and obtain temporary and/or preliminary injunctive relief from a competent court in case of a material breach or imminent material breach of these Terms & Conditions and may seek and obtain from a court of competent jurisdiction an order to confirm and/or to enforce an arbitration decision, ruling, and/or award.

26. Governing Law. To the extent permitted by applicable law, these Terms & Conditions shall be governed by and interpreted in accordance with the laws of the State of Florida, United States of America without regard to principles of conflict of laws.

Lighting Science Group Corporation — www.lsgc.com

California 11390 Sunrise Gold Circle, Suite 800 Rancho Cordova, CA 95742 North America v 916.852.1719 Australia f 916.852.1740	Florida 1227 S. Patrick Drive, BLDG. 2A Satellite Beach, Florida 32937 Asia v 321.779.5520 Europe f 321.779.5521

27. Electronic Signature. LSG and Employee agree to accept facsimile, scanned, and copied signatures of each other as original signatures for the purposes of executing these Terms & Conditions as specified below and further agree to accept copied, scanned, electronic, and printed versions of these Terms & Conditions fully signed and/or executed as if it was an original.

IN WITNESS WHEREOF, LSG and Employee have signed these Terms & Conditions on the date(s) set forth below.

Lighting Science Group Corporation — www.lsgc.com

California 11390 Sunrise Gold Circle, Suite 800 Rancho Cordova, CA 95742 North America v 916.852.1719 Australia f 916.852.1740	Florida 1227 S. Patrick Drive, BLDG. 2A Satellite Beach, Florida 32937 Asia v 321.779.5520 Europe f 321.779.5521